Exhibit 99.1

Porter Bancorp Announces Appellate Court Affirms Ruling

LOUISVILLE, Ky.--(BUSINESS WIRE)--December 2, 2016--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, today announced that the Kentucky Court of Appeals ruled against the Bank in a decision with a partial dissenting opinion in the PBI Bank, Inc. v. Signature Point LLC, et al. matter upholding the previous award of $7.015 million in damages.

John T. Taylor, President and CEO noted, “We are very disappointed with the Court’s decision regarding this legacy issue. However, the Bank’s capital and liquidity remain strong and its mission to serve our customers remains unchanged. At this juncture, we are conferring with our legal advisors and evaluating the merits of further pursuing the appellate process.”

The Bank previously accrued the compensatory damages of the trial court verdict along with interest at the statutory rate. The punitive damages and statutory interest currently totaling approximately $7.9 million were not previously accrued and will impact earnings and capital in the fourth quarter of 2016. While the Bank has made no final decision on how it will proceed, funds to retire all amounts due are on hand and available to meet this obligation with no material impact to liquidity.

The following table indicates as reported data as of September 30, 2016 and the pro-forma impact of this decision.

	Actual	Pro-forma	Pro-forma
Selected Balance Sheet Data:	9/30/2016	Impact	9/30/2016
Cash, due from banks, and unpledged AFS securities	167,577	(10,100)	157,477

Accrued interest payable and other liabilities	7,721	(2,200)	5,521

Preferred stockholders’ equity	2,771	-	2,771
Common stockholders’ equity	40,850	(7,900)	32,950
Stockholders’ equity	43,621	(7,900)	35,721

Ending shares outstanding	31,114,969	31,114,969	31,114,969
Book value per common share	1.31	(0.25)	1.06
Tangible book value per common share	1.31	(0.25)	1.05

	Actual	Pro-forma
Selected Balance Sheet Data:	9/30/2016	9/30/2016

Risk-based Capital Ratios - Company
Tier I leverage ratio	6.21	5.18
Common Equity Tier 1 Capital	6.37	5.19
Tier I risk-based capital ratio	8.48	7.00
Total risk-based capital ratio	11.57	10.39

Risk-based Capital Ratios - Bank
Tier I leverage ratio	6.97	6.17
Common Equity Tier 1 Capital	9.53	8.35
Tier I risk-based capital ratio	9.53	8.35
Total risk-based capital ratio	11.18	10.00

The share count and per share data in the table above does not reflect the previously announced 1 for 5 reverse stock split that will be effective at the close of business on December 16, 2016.

About Porter Bancorp, Inc.

Porter Bancorp, Inc. (NASDAQ: PBIB) is a Louisville, Kentucky-based bank holding company which operates banking centers in 12 counties through its wholly-owned subsidiary PBI Bank. Our markets include metropolitan Louisville in Jefferson County and the surrounding counties of Henry and Bullitt, and extend south along the Interstate 65 corridor. We serve southern and south central Kentucky from banking centers in Butler, Green, Hart, Edmonson, Barren, Warren, Ohio and Daviess counties. We also have a banking center in Lexington, Kentucky, the second largest city in the state. PBI Bank is a traditional community bank with a wide range of personal and business banking products and services.

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including our ability to reduce our level of higher risk loans such as commercial real estate and real estate development loans, reduce our level of non-performing loans and other real estate owned, and increase net interest income in a low interest rate environment, as well as our need to increase capital. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

CONTACT:
Porter Bancorp, Inc.
John T. Taylor, 502-499-4800
Chief Executive Officer